March 31, 2015 – 5:30PM EST

Air Industries Group (the "Company" or "Air Industries") Announces:
Results for Calendar 2014 and Conference Call

Hauppauge, NY -- (Marketwired –March 31, 2015 – Air Industries Group (NYSE MKT: AIRI)

Financial Results for the Year ended December 31, 2014 and 2013:

For the year ended December 31, 2014, consolidated net sales were $64,331,000, an increase of $1,498,000 or 2.4% compared to consolidated net sales of $62,833,000 for the prior year.

Consolidated gross profit was $14,098,000, or approximately 21.9% of sales for the year ended December 31, 2014 compared to $15,235,000 or approximately 24.2% of sales for the prior year.

Consolidated operating costs were $12,363,000 for calendar 2014, an increase of $1,741,000 or 16.4 % compared to $10,594,000 for the prior year.

For the year ended December 31, 2014 consolidated operating income was $1,735,000, a decrease of $(2,878,000) or (62.3%) from $4,613,000 for the prior year. Consolidated income before tax was $299,000, a decrease of $(3,270,000) or (91.6%) from $3,568,000 in the prior year. Consolidated net income was $667,000, a decrease of $(3,072,000) or (82.1%) compared with $3,739,000 for the prior year.

Diluted earnings per common share were $0.10 for the year ended December 31, 2014 a decrease of $(0.55) or approximately (84.6%) from $0.65 for the prior year.

Air Industries will host a conference call to discuss results for 2014 on April 1, 2015 at 10:00 am EST.

Participant Dial-In:      888-430-8694
Conference Code:       5560216

Mr. Daniel Godin, Chief Executive Officer of Air Industries Group, commented: “2014 was at once both a difficult and a transformational year for Air Industries Group.

Our business is predominately military, and government spending constraints continue to affect military procurement contracts. Contracts are often delayed or – moved to the right – in the parlance of our industry. During 2014 contract award delays negatively affected our subsidiaries Nassau Tool Works and Miller Stuart. Delayed contracts at these two subsidiaries accounted for the overwhelming majority of the decline in company-wide income. These contracts have now been received and we are confident of a rebound in sales and profitability at these two subsidiaries during 2015.

Against these disappointments, the five acquisitions; Woodbine Products, Eur-Pac Corporation, Electronic Connections Corporation, AMK Welding and Sterling Engineering that we closed during 2014 and early 2015 have transformed Air Industries. These new acquisitions together have annual revenue in excess of $ 20,000,000. During 2014 though we only owned them for part of the year they contributed about $ 6,000,000 to revenue and made a positive contribution to net income. The addition of AMK and Sterling form the basis of our entry into the jet engine and ground turbine sector of the Aerospace Industry. This sector is forecast to enjoy tremendous growth in the years ahead .We believe we are well positioned to profit from this growth.”

Mr. Michael Taglich, Chairman of the Board of Air Industries Group commented: “We are very confident of improving results for 2015 with the rebound, which is already occurring at Nassau Tool Works and Miller Stuart, together with full year contributions from our newly acquired subsidiaries. We expect total revenue of between $85 to $95 million and EBITDA of $10 to 13 million for the year.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, its belief that the slowdown caused by the Sequester is continuing, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com